Exhibit 99.1
                              Fiscal Quarter Ended
                                 October 31,2007


Mass Megawatts Wind Power, Inc. (OTC Bulletin Board: MMGW) reports revenue again in the three months ended October 31, 2007.


WORCESTER, MA., December 17,2007  /PRNewswire-FirstCall/ -- Mass Megawatts Wind
Power, Inc. (OTC Bulletin Board: MMGW) www.massmegawatts.com   reports revenue
for the second time in the company's history. It is also the second quarter in a row of which revenue was reported. In both fiscal quarters, the revenue was generated from the sale of wind power plant equipment. As some initial sales are being completed, Mass Megawatts anticipate major growth in the sale of wind power plants during 2008. On a related development, Mass Megawatts also reports a $48,480 loss or two cents per share in the second fiscal quarter or the three month period ended datelstransMonth10Day31Year2007October 31, 2007. In the second quarter of the previous year, there was a net loss of two cents per share or $77,052.

In the past five years, the wind industry achieved a growth rate of more than 25 percent for each year. In 2006, more than $9 billion of new wind power plants worldwide were constructed.
Mass Megawatts is starting to help accelerate the industry growth with several patented innovations reducing the cost of electricity produced from wind power.

For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com